Exhibit 10.4

CONFIDENTIAL

September 15, 2010

Mr. Eddie Litton

Dear Eddie:

As you are aware, we have entered into negotiations to sell the Company to Hydro. This is a process that if successful will take several months to complete and there remains the possibility that the transaction will not occur. In either event, your best efforts are necessary in helping the Company complete the sale and in keeping the Company operating efficiently to achieve its strategic goals. For these reasons, you are considered a key employee and have been given material, non-public information about the potential transaction that is confidential and that has only been shared with a few other employees. As a key employee, the Company is offering you an incentive to remain with Cellu Tissue through the closing of a sale of the Company to Hydro. The incentive is made up of (1) a transaction bonus and (2) an enhanced severance package if your employment is terminated under certain circumstances as a result of the sale.

You must keep the information about the negotiations for a sale confidential. A failure to keep this information confidential will have material and adverse consequences for the Company. Further, if you disclose any information about the negotiations for a sale, you will forfeit your eligibility for the transaction bonus and the enhanced severance package.

Transaction Bonus

You will receive a transaction bonus if you remain continuously employed by the Company at its corporate office from the date of this letter through the closing date of the sale of the Company to Hydro, assuming the closing date occurs on or before December 31, 2010. The Company will pay you a single lump sum cash transaction bonus equal to your “target” cash bonus for fiscal 2011 pro-rated for the number of days from March 1, 2010 to the date of the close of the sale, less any applicable tax withholding. This transaction bonus will be paid on the date the sale closes. The transaction bonus will not be paid to you if are no longer employed on the closing date of the sale. You will not be required to sign a release as a condition to this payment.

Severance Benefits

We will treat you as a Group I Employee under the Company’s Severance Pay Plan if you remain continuously employed at the Company’s corporate office from the date of this letter through the closing date and you are not offered full-time employment by Hydro; provided, in lieu of the benefits otherwise payable under section 2.2(b) and section 2.2(c) of the Company’s Severance Pay Plan, you will be eligible to receive the following:

(i)	fifty-two (52) weeks of your base salary payable in equal bi-weekly installments (versus one week per year of service under the Company’s Severance Pay Plan); and

(i)	your current medical benefits during the fifty-two weeks you receive base salary at the contribution level you are currently paying (versus medical benefits for the number of weeks of severance under the Company’s Severance Pay Plan).

If you are offered full-time employment with Hydro, you will not be entitled to the severance benefits described in this letter, unless the full-time employment offered requires you to: (1) relocate from the greater Atlanta, Georgia metro area; (2) take a reduction in your base salary and/or target bonus; or (3) significantly reduce your job duties. In any of these cases, you can reject the offer and receive the severance benefits. Further, if Hydro hires you without initially changing any of the items above, but within twelve (12) months of the closing date terminates your employment without cause or you resign because Hydro is now requiring one or more of the items above, then you will be entitled to the full amount of the severance benefits set forth in this letter.

All of your severance benefits will be paid or provided pursuant to the terms and conditions of the Company’s Severance Pay Plan, including the requirement that you timely sign (and not revoke) the release of claims provided by the Company.

This letter is not an employment agreement and does not limit the ability of either the Company or you to terminate your “at will” employment relationship at any time. In addition, the benefits provided by this letter are subject to the Company completing the sale to Hydro. Should the sale not be consummated on or before December 31, 2010, the terms and conditions of this letter agreement shall be null and void.

If you have any questions on the retention benefit or severance benefit described in this letter, please contact me.

Sincerely,

/s/ Russell C. Taylor
Russell C. Taylor